Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN MATERIALS COMPANY ANNOUNCES PRICING TERMS AND EXPIRATION OF

EARLY PARTICIPATION PERIOD FOR PRIVATE EXCHANGE OFFER

BIRMINGHAM, Ala., March 5, 2018 – Vulcan Materials Company (NYSE: VMC) (the “Company”) today announced the expiration of the early participation period in connection with its offer to eligible holders to exchange any and all of its 7.15% Notes due 2037 (the “Old Notes”) for its 4.70% Notes due 2048 (the “New Notes”).

As of 5:00 p.m., New York City time, on March 5, 2018, (the “early participation date”), the aggregate principal amount of Old Notes validly tendered by eligible holders and not validly withdrawn was $110.7 million, which represents approximately 46.09% of the outstanding Old Notes.

On March 7, 2018, holders of the Old Notes who validly tendered and did not validly withdraw Old Notes at or prior to the early participation date, and whose tenders are accepted for exchange by the Company, will receive the “total exchange price” which will be, for each $1,000 principal amount of Old Notes tendered and accepted, New Notes bearing a principal amount of $1,000 and a cash payment equal to $344.09 (inclusive of the “early participation payment” of $50), plus accrued interest in the amount of $17.44 (which amount is net of accrued interest holders would otherwise owe to the Company on the New Notes). Additional pricing terms of the New Notes are set forth below:

Title of Old Notes	Title of New Notes	Reference U.S. Treasury Security	Reference U.S. Treasury Yield	Total Exchange Price	New Notes Value
7.15% Notes due 2037	4.70% Notes due 2048	2.75% due November 15, 2047	3.172%	$1,340.55	$996.46

The New Notes will constitute a further issue of, and will form a single series with, the 4.70% Notes due 2048 issued by the Company on February 23, 2018 in the aggregate principal amount of $350 million. After the exchange of the Old Notes tendered as of the early participation date for New Notes, the aggregate principal amount of outstanding New Notes will be $460.7 million.

The exchange offer will expire at 11:59 p.m., New York City time, on March 19, 2018 (the “expiration date”), unless extended or earlier terminated. Eligible holders who validly tender Old Notes after the early participation date, but at or prior to the expiration date, and whose tenders are accepted for exchange by the Company, will receive the total exchange price minus the early participation payment. Old Notes tendered may no longer be withdrawn, except where additional withdrawal rights are required by law (as determined by the Company in its sole discretion). The Company’s obligation to accept Old Notes tendered in the exchange offer is subject to certain conditions, including the condition that the New Notes to be issued in exchange for the Old Notes will be fungible for U.S. federal tax purposes with the Company’s previously issued 4.70% Notes due 2048.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The New Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Company has entered into a registration rights agreement with respect to the New Notes.

The exchange offer is only made, and copies of the exchange offer documents are only available, to a holder of Old Notes who has certified in an eligibility letter certain matters to the Company, including its status as a “qualified institutional buyer” as defined in Rule 144A under the Securities Act, or that it is a person other than a “U.S. person” as defined in Rule 902 under the Securities Act. Holders of Old Notes who desire a copy of the eligibility letter confirming that they are eligible holders should complete and return the letter of eligibility at the website www.dfking.com/vmc or contact D. F. King & Co., Inc., the information agent for the exchange offer, at (877) 361-7972 (toll free) or (212) 269-5550 (for banks and brokers only) or at vmc@dfking.com.

This press release does not constitute an offer or an invitation by Vulcan Materials Company to participate in the exchange offer in any jurisdiction in which it is unlawful to make such an offer or solicitation in such jurisdiction.

Use of Forward-Looking Statements

This news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this news release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will,” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from expectations. Readers are strongly encouraged to read the full cautionary statements contained in Vulcan Materials Company filings with the SEC. Vulcan Materials Company disclaims any obligation to update or revise any forward-looking statements.

Vulcan Materials Company, a member of the S&P 500 index with headquarters in Birmingham, Alabama, is the nation’s largest producer of construction aggregates and a major producer of other construction materials—primarily crushed stone, sand and gravel—and a major producer of aggregates-based construction materials, including asphalt and ready-mixed concrete. For additional information about Vulcan, go to www.vulcanmaterials.com.